Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

Entravision Digital Holdings, LLC

AND

Mr. Carlos Córdoba

Mr. Germán Herebia

Mr. Rodrigo Marcos

Mr. Lucas Morea

Sorin Properties, S.L. Unipersonal

AND

Entravision Communications Corporation

AND

Redmas Ventures, S.L.

Dated as of August 25, 2021

LIST OF EXHIBITS

Exhibit A-1 Ownership and Title to Shares

Exhibit A-2 Group Company subsidiaries

Exhibit A-3 Sale Shares

Exhibit A-4 2021 Annual Budget

LIST OF SCHEDULES

Schedule 2.2 Earn-Out

Exhibit I to Schedule 2.2 Example of calculation of Earn-Out Payment

Exhibit II to Schedule 2.2 Accelerated Earn-Out Payment

share PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 25, 2021, is entered into by and among:

On one side

Entravision Digital Holdings, LLC, a limited liability company validly incorporated and existing under the Laws of the State of Delaware, with corporate address at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, United States of America, (the “Buyer”). The Buyer is duly represented by Ms. Marina Marta Bru Cruz, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with National ID number [omitted information], in force, pursuant to power of attorney granted in Santa Mónica, State of California, on September 22, 2020 before the Notary of Los Angeles [omitted information], duly apostilled.

On the other side

Mr. Carlos Córdoba, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Tax Identification Number (NIF) [omitted information], in force.

Mr. Germán Herebia, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number (NIE) [omitted information], in force.

Mr. Rodrigo Marcos, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number (NIE) [omitted information], in force.

Mr. Lucas Morea, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Argentinian national ID number [omitted information], in force, with Spanish Foreign Identification Number (NIE) [omitted information], in force.

Mr. Carlos Córdoba, Mr. Germán Herebia, Mr. Rodrigo Marcos and Mr. Lucas Morea are collectively referred to herein as the “Individual Sellers” and each of them individually as a “Individual Seller”. The Individual Sellers are duly represented by Mr. Francisco Javier Duque Delgado, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Spanish national ID number [omitted information], in force, pursuant to the following powers of attorney: (i) with regards to Mr. Carlos Córdoba, power of attorney granted in Buenos Aires, Argentina, on July 13, 2021 before the Notary of Buenos Aires [omitted information], duly apostilled; (ii) with regards to Mr. Germán Herebia, power of attorney granted in Buenos Aires, Argentina, on July 13, 2021 before the Notary of Buenos Aires [omitted information], duly apostilled; (iii) with regards to Mr. Rodrigo Marcos, power of attorney granted in San Luis, Argentina, on July 6, 2021 before the Notary of San Luis [omitted information], duly apostilled; and (iv) with regards to Mr. Lucas Morea, power of attorney granted in Lisbon, Portugal, on July 27, 2021 before the deputy to the Notary (adjunta do cartório notarial) of Lisbon [omitted information], duly apostilled.

Sorin Properties, S.L., a company validly incorporated under the Laws of the Netherlands Antilles, pursuant to public deed granted on July 7, 1980, and existing under the Laws of Spain, which domicile was transferred to Spain by means of public deed granted before the public Notary of Madrid, [omitted information], on December 20, 2001, under number 4,624 of his records, with corporate address at Calle Alfonso XII, 26, bajo, Madrid, 28014, Spain, registered at the Commercial Registry of Madrid under volume 17229, folio 46, page number M-295255, and with Spanish Tax ID number [omitted information] (“Sorin Properties”). Sorin is duly represented by Mr. Francisco Javier Duque Delgado, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with Spanish national ID number [omitted information], in force, pursuant to his position as joint director of Sorin.

Mr. Carlos Córdoba, Mr. Germán Herebia, Mr. Rodrigo Marcos, Mr. Lucas Morea and Sorin Properties are collectively referred to herein as “Sellers” and each of them individually as a “Seller”.

The Sellers, the Buyer and the Sellers Representative (defined below) are collectively referred to herein as “Parties” and each of them individually as a “Party”.

And on the other side

Entravision Communications Corporation, a corporation validly formed and existing under the Laws of the State of Delaware, with corporate address at 2425 Olympic Blvd., Suite 6000 West, Santa Monica, California 90404, United States of America (“Entravision” or the “Guarantor”). The Guarantor is duly represented by Ms. Marina Marta Bru Cruz, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with National ID number [omitted information], in force, pursuant to power of attorney granted in Los Angeles, State of California, on July 7, 2021 before the Notary of Los Angeles [omitted information], duly apostilled.

And on the other side

Redmas Ventures, S.L., a company validly incorporated and existing under the Laws of Spain, pursuant to public deed granted before the Notary of Madrid [omitted information], on August 31, 2012, under number 3654 of his records, with corporate address at Calle Alfonso XII, 26, bajo, Madrid, 28014, Spain, registered at the Commercial Registry of Madrid under volume 30323, folio 33, sheet M-545813, and holder of Tax ID number [omitted information] (the “Company”). The Company is duly represented by Ms. Marina Marta Bru Cruz, of legal age, [omitted information], with address for the purposes of this agreement at [omitted information], with National ID number [omitted information], in force, pursuant to the power of attorney granted by the Board of Directors of the Company on today’s date and raised to public deed before the Notary of Madrid, [omitted information] also on today’s date.

RECITALS

A. As of the date of this Agreement, the Sellers and the Buyer are the sole registered legal and beneficial owners of all of the issued and outstanding shares (participaciones sociales) of the Company, representing 100% of its share capital, in the amount and with the numbering detailed on Exhibit A-1 (collectively, the “Shares”), pursuant to the titles of ownership detailed in said Exhibit A-1.

B. As of the date of this Agreement, the Company is the registered legal owner, directly or indirectly, of the subsidiaries indicated in Exhibit A-2 (together with the Company and with any future, direct or indirect, subsidiary of the Company, the “Group Companies” or the “Group”), in accordance with the shareholdings detailed in such exhibit, which also includes their respective jurisdiction of incorporation.

C. The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, 42,533 shares, as more fully described in Exhibit A-3 hereto, representing 49% of the issued share capital of the Company (the “Sale Shares”), free of Liens and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS; PURPOSE

1.1 Definitions.

“2020 SPA” means the Share Purchase Agreement entered into by and between the Sellers and the Buyer on October 13, 2020, and raised to public deed on the same date before the Notary of Madrid Mr. Ignacio Manrique Plaza, under number 2892 of his records, whereby the Buyer purchased from the Sellers, and the Sellers sold and transferred to the Buyer 44,270 shares representing 51% of the Company’s share capital.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with, any such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Annual Budget” has the meaning set forth in Section 8.5.

“Board” or “Board of Directors” means the Board of Directors (or similar governing body) of the Company.

“Buyer” has the meaning set forth in the preamble.

“Claims Notice” has the meaning set forth in Section 9.4(a) of the 2020 SPA.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the preamble.

“Control” has the meaning set forth in Article 42 of the Spanish Commercial Code (Código de Comercio) (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Earn-Out” has the meaning set forth in Section 2.2.

“Effective Date” has the meaning set forth in Section 12.3.

“Entravision” or the “Guarantor” has the meaning set forth in the preamble.

“Entravision Change of Control” means the occurrence of any of the following events: (i) an acquisition of Entravision by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), or (ii) a sale of all or substantially all of the assets of Entravision (collectively, a “Merger”), so long as in either case Entravision’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

“Expiration Date” has the meaning set forth in Section 7.2.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether national, supra-national (including European), state, regional, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Group” has the meaning set forth in Recital B.

“Group Companies” has the meaning set forth in Recital B.

“Guaranteed Obligations” has the meaning set forth in Section 11.1.

“Individual Seller” has the meaning set forth in the preamble.

“Key Managers” means initially: (i) Mr. Victor Kong, (ii) Mr. Germán Herebia, and (iii) Mr. Carlos Córdoba.

“Law” means any national, supra-national (including European), regional, local or foreign constitution, treaty, law, common law, statute, code, ordinance, rule, regulation, any ruling or decision of, agreement with or by, or other requirement of any Governmental Authority; or any amendments to or modifications of any of the foregoing.

“Liability Claim” has the meaning set forth in Section 9.4(a) of the 2020 SPA.

“Liens” means any assessment, easement, covenant, condition, mortgage, pledge, hypothecation, rights of others, right of first refusal, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, community property interest, option, lien, charge, adverse claim of ownership or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares. For the avoidance of doubt, any statutory right of preference or of first refusal with respect to the Sale Shares shall not be considered a Lien.

“Losses” has the meaning set forth in Section 7.1.

“Notary” has the meaning set forth in Section 3.1.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Proceeding” means any demand, action, suit, proceeding, grievance, arbitration, hearing, audit, investigation, claim or other dispute resolution or proceeding of any kind (whether judicial, administrative or arbitrative, civil, criminal, investigative informal or other, at law or in equity) commenced, filed, brought, or conducted, against, to, of or before or otherwise involving, any Governmental Authority or arbitrator having jurisdiction over the Group Companies or their respective properties.

“Public Deed” has the meaning set forth in Section 3.2(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Put and Call Agreement” means the put and call option agreement entered into by and between the Sellers, the Buyer and Entravision on October 13, 2020 and raised to public deed on the same date before the Notary of Madrid Mr. Ignacio Manrique Plaza under number 2,894 of his records.

“Related Party” means any related party (persona vinculada) as per its definition in article 231 of the revised text of Corporate Companies Law approved by Spanish Royal Legislative Decree 1/2010 of 2 July.

“Reserved Matters” has the meaning set forth in Section 8.7.

“Sale Shares” has the meaning set forth in Recital C.

“Seller” has the meaning set forth in the preamble.

“Sellers R&Ws” has the meaning set forth in Section 7.1(a).

“Sellers Representative” has the meaning set forth in Section 12.1.

“Shareholders Agreement” means the shareholders agreement entered into by and between the Sellers, the Buyer and the Company on October 13, 2020 and raised to public deed on the same date before the Notary of Madrid Mr. Ignacio Manrique Plaza under number 2,893 of his records.

“Shares” has the meaning set forth in Recital A.

“Tax” means (a) any federal, foreign, state, regional or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, escheat, abandoned or unclaimed property, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or taxing authority (i.e., any Governmental Authority responsible for the collection, administration, determination, assessment, enforcement or imposition of any tax), whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Transaction” has the meaning set forth in Section 1.2.

1.2 Purpose. The purpose of this Agreement is to set forth (i) the terms and conditions pursuant to which, at the Closing on the date hereof, the Sellers shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from the Sellers in consideration of payment of the Purchase Price, the Sale Shares (the “Transaction”) and (ii) certain other agreements reached by the Parties in respect of the Transaction.

ARTICLE 2. PURCHASE AND SALE

2.1 Purchase and Sale of the Sale Shares. Effective as of the Effective Date, as set forth in Section 12.3, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign and deliver to the Buyer, all of the Sale Shares, free and clear of any and all Liens.

2.2 Purchase Price. The purchase price payable by the Buyer to the Sellers in full consideration for the transfer of all of the Sale Shares (the “Purchase Price”) consists in the earn-out mechanism set forth on Schedule 2.2 (the “Earn-Out”). Payment of the Purchase Price will be fully satisfied by the Buyer to the Sellers in the amounts, at the time, and in the proportions set out on Schedule 2.2.

2.3 Withholding. Notwithstanding any other provision of this Agreement to the contrary, the Buyer and the Company shall be entitled to deduct and withhold from any amounts to be paid to the Individual Sellers pursuant to this Agreement such amounts as it is required to deduct and withhold, if any, with respect to the making of such payment under applicable Tax regulations, or any provision of state, local or foreign Tax law, or any other provision of any Law. Any amount withheld by the Buyer and/or the Company pursuant to this Section 2.3 shall be remitted by the Buyer or the Company to the appropriate Governmental Authority as required by applicable statutes and ordinances. To the extent that amounts are withheld by the Buyer and/or the Company pursuant to this Section 2.3, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the persons from whom such amounts were so withheld, and the Buyer or the Company shall provide (or shall cause its payroll provider to provide) notice of the amounts so withheld to the persons from whom such amounts were so withheld. For the avoidance of doubt, the Buyer and the Company shall not be entitled to deduct and withhold from any amounts to be paid to Sorin Properties pursuant to this Agreement.

ARTICLE 3. CLOSING, post-closing AND DELIVERIES

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) takes place on the date hereof (the “Closing Date”) before the Notary of Madrid, Mr. Segismundo Álvarez Royo-Villanova, at his offices located in Madrid (Spain) at Calle Raimundo Fernández Villaverde 61, Madrid (Spain) (the “Notary”), but subject to the Effective Date as set forth in Section 12.3.

3.2 Closing Actions. The Parties acknowledge and agree that it is a requirement for the sale and purchase of the Sale Shares to be completed that all the below actions to be carried out on the Closing Date pursuant to this Section 3.2, and all documents to be executed or delivered hereunder, are effectively completed and executed or delivered simultaneously (en unidad de acto) on the date hereof:

(a) The Parties shall grant before the Notary a public deed pursuant to which (i) the Parties formalize (elevación a público) this Agreement into public deed, (ii) the Sellers acknowledge that the Purchase Price will be satisfied in accordance with the provisions of Section 2.2, and (iii) on the Effective Date, the Sellers transfer ownership and deliver the Sale Shares to the Buyer and the Buyer, in turn, acquires and received the Sale Shares (the “Public Deed”).

(b) The Sellers shall sign and deliver, or cause to be delivered, to the Buyer or the Notary the following items: (i) original public deed titles of ownership of each

Seller with respect to the Sale Shares owned by each Seller for the Notary to record (on or after the Effective Date) in said titles the transfer of the Sale Shares to the Buyer; (ii) powers of attorney sufficient for the execution of this Agreement and any other ancillary agreement; and (iii) if applicable, the D-1B Forms to be filed with the Spanish General Directorate of Commerce and Investment, communicating the foreign divestment in the Company by the applicable Individual Seller(s).

(c) The Buyer shall sign and deliver, or cause to be delivered, to the Notary the following items: (i) powers of attorney sufficient for the execution of this Agreement and any other ancillary agreement; and (ii) the D-1A Form to be filed with the Spanish General Directorate of Commerce and Investment, communicating the foreign investment in the Company by the Buyer.

(d) The Buyer and the Sellers, as shareholders of the Company, shall cause the Company to:

(i) immediately prior to Closing, hold a Universal Shareholders Meeting of the Company approving, among others, the Transaction and whereby the Sellers and the Company renounce and waive any preemption rights in relation to the transfer of the Sale Shares to which they or the Company might be entitled by virtue of Law, the Company’s bylaws, the Shareholders Agreement and/or the Put and Call Agreement;

(ii) hold a Board of Directors’ Meeting, approving, among others, the granting of special powers of attorney for the purposes of this Transaction;

(iii) issue a certificate by the Secretary, with the approval of the Chairman, of the Board of Directors of the Company (with signatures duly notarized), in form and substance reasonably satisfactory to the Buyer and for its inclusion in the Public Deed, certifying with reference to the Company’s Registry Book of Shareholders (Libro Registro de Socios) (A) the ownership of the Sale Shares, (B) that the Sale Shares are free from any Liens, and (C) that all requirements for the transfer of the Sale Shares to the Buyer set forth by Law, the Company’s bylaws and any relevant agreement have been duly complied with; and

(iv) execute an amendment to the non-competition agreement, dated as of October 13, 2020, executed by and between the Company and Entravision.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES
RELATING TO THE sellerS

Each Seller individually represents and warrants to the Buyer as follows in respect of itself:

4.1 Authority, Validity and Enforceability. Each Seller has all requisite power and authority or capacity, as applicable, to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Seller, where applicable. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of such Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of each Seller is or will be required in connection with the transactions contemplated by this Agreement.

4.2 Title to Sale Shares. Each Seller (a) is the record and legal owner of the Sale Shares as set forth on Exhibit A-1, (b) has full power, right, and authority, and any approval required by Law, where applicable, to make and enter into this Agreement and to sell, transfer, assign, convey and deliver the Sale Shares to the Buyer, and (c) has good and marketable title to such Sale Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, the Buyer will acquire good and valid title to the Sale Shares free and clear of any and all Liens.

4.3 No Conflict. Neither the execution of this Agreement, nor the performance by each of the Sellers of its obligations hereunder or thereunder will (a) violate or conflict with any Law or Order applicable to such Seller or by which any of its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any contract to which such Seller is a party or by which any of its assets or properties are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Sale Shares.

4.4 Litigation. There is no Order outstanding and no Proceeding pending, or to the knowledge of each Seller, threatened against it that would give any Person the right to enjoin or rescind the Transaction, or otherwise prevent such Seller from complying with the terms thereof.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each of the Sellers as follows:

5.1 Existence and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full entity power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated and held. The Buyer (i) has not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt, (ii) has not filed for insolvency, pre-insolvency or bankruptcy and (iii) is not insolvent, bankrupt, unable to pay its debts when and as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments.

5.2 Power. The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

5.3 Authority, Validity and Enforceability. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Sellers, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the General Enforceability Exceptions. Buyer has the requisite right, power, authority and capacity to execute and deliver and to perform its obligations under this Agreement. The execution and delivery by the Buyer of this Agreement to which the Buyer is party, and the performance of the transactions provided herein and therein, have been duly and validly authorized by all necessary corporate actions of the Buyer. No further action on the part of the Buyer is or will be required in connection with the transactions contemplated by this Agreement.

5.4 No Conflict. Neither the execution of this Agreement nor the performance by the Buyer of its obligations hereunder or thereunder will (i) violate or conflict with the Buyer’s organizational documents, (ii) conflict with or violate any Law or Order applicable to the Buyer (with or without notice or lapse of time or both), or by which any of its properties or assets is bound, (iii) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) any contract, will, permit, franchise, license or other instrument applicable to the Buyer, or (B) any Order of any Governmental Authority to which the Buyer is a party or by which any of its assets or properties are bound or (iv) conflict with or violate any arbitration award applicable to the Buyer.

5.5 Litigation. There is no Order outstanding and no Proceeding pending or, to the knowledge of the Buyer, threatened against, relating to or involving the Buyer which could reasonably be expected to adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.6 Consents. No consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 6. TERMINATION OF THE PUT AND CALL AGREEMENT AND THE SHAREHOLDERS AGREEMENT

6.1 Put and Call Agreement termination. Each of the Sellers, the Buyer and Entravision hereby declare that, effective as of the Effective Date, the Put and Call Agreement is hereby resolved and terminated in its entirety, and expressly waive any and all preemptive rights arising therefrom relating to the Transactions contemplated by this Agreement and the Sale Shares.

6.2 Shareholders Agreement termination. Each of the Sellers, the Buyer and the Company hereby declare that, effective as of the Effective Date, the Shareholders Agreement is hereby resolved and terminated in its entirety, in accordance with Section 13 of the Shareholders Agreement, and expressly waive any and all preemptive rights arising therefrom relating to the Transactions contemplated by this Agreement and the Sale Shares .

ARTICLE 7. INDEMNIFICATION

7.1 Indemnification Obligation.

(a) Indemnification by the Sellers. Subject to the limitations set forth in this Article 7, the Sellers shall severally, and not jointly, indemnify and hold harmless the Buyer from and against any and all losses, liabilities, claims, damages, interest, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively, “Losses”), and will pay to the Buyer the amount of any such Losses, based upon, arising out of or otherwise in respect of: (i) any inaccuracies in or any breach of any of the representations and warranties included in Article 4 (the “Sellers R&Ws”) (including any schedule attached hereto); and (ii) any breach of any covenant or agreement of the Sellers contained in this Agreement (including any schedule attached hereto). The Seller R&Ws are made by each Seller only in respect of its particular circumstances and in respect of the particular Sale Shares that it sells. Consequently, each Seller will be individually liable for any Losses resulting from any breach or inaccuracy of the Sellers R&Ws related to its particular circumstances or in respect with the particular Sale Shares that it sells and Losses for any inaccuracy of Seller R&Ws may only be claimed against the particular Seller who made such representation or warranty.

(b) Sole and Exclusive Remedy. The Parties have agreed to enter into this Agreement and to complete the Transaction on the terms set forth herein on the basis that the sole and exclusive remedy of the Buyer in respect of (a) any breach or inaccuracy of the Sellers R&Ws and (b) any breach or violation of any covenant or other obligation of the Sellers under this Agreement, shall be the right to be indemnified by each of the Sellers pursuant to the terms, conditions, limitations and qualifications, and the rights, all set forth in this Article 7. Neither this Section 7.1, nor any other provision of this Agreement, will prevent or limit a cause of action based upon, or arising out of or otherwise in respect of, instances of fraud.

(c) Concept of Losses. The Sellers shall not be subject to any liability in respect of the following: (i) Losses that are actually recovered by the Buyer or the Group Companies under applicable insurance policies which the Buyer or the Group Companies have in place; (ii) any consequential, exemplary, punitive, incidental, special or indirect damages, including lost profits or loss of business opportunity; (iii) Losses attributable to (A) any changes in Law or any change in the interpretation thereof (whether by a court ruling, by general acceptance or otherwise) or (B) any change in the current practice of any Governmental Authority made or entered into effect after the Closing Date with retroactive effect; (iv) damages which are remedied by the Sellers to the reasonable satisfaction of the Buyer; and (v) amounts which have been taken into account in calculating the Purchase Price.

The Sellers shall not be obliged to indemnify Buyer more than once in respect of the same Losses.

(d) Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Sellers from and against any and all Losses based upon, arising out of or otherwise in respect of: (i) any inaccuracies in or any breach of any representation or warranty of the Buyer contained in Article 5, and (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement (including any schedule attached hereto).

7.2 Survivability. The Sellers R&Ws and the representations and warranties of the Buyer contained in this Agreement will survive until the date which is the 60th day following the expiration of the applicable statute of limitations, as extended (the “Expiration Date”); provided, however, that any Liability Claim pending on any Expiration Date (including as the Expiration Date is extended pursuant to this paragraph) for which a Claims Notice has been given in accordance with this Agreement on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms.

7.3 Set-off. If it is determined, pursuant to this Agreement, that the Sellers (or any of them) are obligated to indemnify the Buyer for any Losses pursuant to the terms and conditions of this Agreement or the 2020 SPA or any other agreement contemplated hereby or thereby, then the Buyer will be entitled, in addition to any other right or remedy such Buyer may have, to exercise rights of set-off against any amounts due and payable by the Buyer to the Sellers arising under this Agreement or the 2020 SPA or that may thereafter be due and payable to the Sellers under this Agreement or the 2020 SPA; provided for the avoidance of doubt that the amounts which the Sellers are obligated to pay have become due and payable by the relevant Sellers pursuant to the terms of this Agreement or the 2020 SPA; and provided further, that notwithstanding anything in this Section 7.3 to the contrary, Buyer shall be entitled to exercise rights of retention with respect to any amounts (whether or not due and payable) set forth in a Claims Notice delivered by Buyer related to (i) a breach of a Sellers R&W, or (ii) a claim described in a claims notice delivered under the 2020 SPA related to those matters set described in Section 9.7(i) – (iii) of the 2020 SPA, in each case pending resolution of the matter set forth in the applicable Claims Notice. If the Buyer elects to exercise its right of set off or retention, it shall notify the Sellers Representative in writing, which notice shall identify the amounts owed to the Buyer, and the facts or events given rise to such set off or retention. In the event of any Losses arising out of a breach or failure by an Individual Seller (whether under this Agreement or the 2020 SPA), and for breach of any Sellers R&W, the Buyer may only exercise set-off or retention rights against amounts payable to the relevant Seller in each case, and not the other Sellers.

7.4 Adjustment to Purchase Price. Any indemnification payments made pursuant to this Article 7 will be treated as adjustments to the Purchase Price to the extent permitted by Law.

7.5 2020 Agreement. The Sellers acknowledge and agree that, from and after the date hereof, all Losses arising under the 2020 SPA with respect to any breach of the representations and warranties relating to the Company and the Subsidiaries set forth in Article 5 of the 2020 SPA shall be calculated assuming the Buyer’s ownership of all of the issued and outstanding shares of the Company.

ARTICLE 8. earn-out period operations

8.1 Board of Directors. The Buyer acknowledges and agrees that (a) the Company will be managed by a Board of Directors comprised of five members, (b) that the Individual Sellers will collectively be entitled to designate one member of the Board of Directors, (c) that Sorin Properties will be entitled to designate one member of the Board of Directors and (d) it shall comply and cause the Company to comply with Sections 8.2 through 8.6 below. The Parties acknowledge and agree that the Chairman of the Board of Directors will be appointed by Entravision and that the secretary of the Board (which may not be a director) will be approved by Sorin Properties.

8.2 Key Managers Duties. The Key Managers, for so long as they are employees of any of the Group Companies, will operate the day-to-day aspects of the Business (as defined in Schedule 2.2) in accordance with initiatives, strategies and policies approved by the Board of Directors.

8.3 Support from Sellers. The Sellers, their Affiliates and their respective representatives will continue to provide strategic advice and client support to the Group Companies with respect to the Business in a manner consistent with past practices, including through participation in meetings with important business partners and clients. Notwithstanding the foregoing, in no event will such advice and support be deemed to require the Sellers and their Affiliates or representative to provide services to, or incur expenses on behalf of, the Group Companies

8.4 Covenants. The Company, the Chief Executive Officer of the Group, and the Chief Financial Officer of the Group will be required to comply with any audits, internal controls, accounting and financial reporting protocols established by Entravision and approved by the Board of Directors.

8.5 Annual Budget. Not later than 90 days prior to the commencement of each calendar year, the Chief Executive Officer of the Company will submit to the Board of Directors a draft annual budget and business plan update (“Annual Budget”; provided, that the Parties acknowledge they have previously agreed to the Annual Budget for calendar year 2021 that is attached hereto as Exhibit A-4) of the Business for the following calendar year, which draft Annual Budget shall include, among other things, (i) a description of all capital expenditures to be undertaken and the related investments and costs, (ii) a description of all anticipated acquisition or disposition of businesses or assets outside of the Ordinary Course of Business (as defined in Schedule 2.2), (iii) a comprehensive and detailed summary of all expenses expected to be incurred for the calendar year, including all expenses related to the appointment and maintenance of the Chief Financial Officer and his/her finance team, and (iv) a reasonable estimate of all Net Revenues (as defined in Schedule 2.2) expected to be received during such calendar year. The Board of Directors and the Chief Executive Officer of the Group will collaborate in good faith on the preparation of the applicable Annual

Budget, provided that (A) Sorin Properties shall have the opportunity to be involved in the preparation of the applicable Annual Budget, to participate in meetings or discussions related to the preparation of the Annual Budget and to request any information it deems reasonably appropriate in connection with the preparation of the Annual Budget and (B) the Board of Directors will have the authority to approve the final applicable Annual Budget. The officers of the Company will have the management authority to operate the day-to-day aspects of the Business pursuant to the approved Annual Budget (and may not significantly exceed any particular expense line-item in the Annual Budget without the approval of the Board of Directors). The Chief Executive Officer of the Company will hold monthly meetings with a representative of Entravision and a representative of Sorin Properties to review the Business and its performance as compared to the Annual Budget.

8.6 Chief Executive Officer; Chief Financial Officer. The Chief Executive Officer (CEO) of the Company shall be appointed and removed by the Board of Directors of the Company, provided that Sorin Properties shall be consulted prior to any submission to the Board of Directors related to the appointment or removal of the CEO. Mr. Victor Kong will be the initial CEO of the Company. The Chief Financial Officer of the Group will be identified and proposed by Entravision to the Board, which will approve its appointment. Such Chief Financial Officer will have authority to appoint and hire any additional financial and accounting staff as Entravision reasonably determines is necessary. The Chief Financial Officer shall report to the Board of Directors and to the CEO of the Group. The costs and expenses related to the appointment and maintenance of a Chief Financial Officer and his / her finance team shall be managed in accordance with the provisions of the Annual Budget.

8.7 Reserved Matters. The Buyer acknowledges and agrees that it shall not cause the Company or any of the Group Companies to undertake any Reserved Matter (as defined below) without either (i) the consent of at least four of the Company’s directors (which consent must include the Sorin Properties designee) if the Board of Directors has authority over such Reserved Matter or (ii) the consent of Sorin Properties and at least one of the Individual Sellers if the Buyer (as Company’s sole shareholder) has authority over approval of such Reserved Matter.

For purposes hereof, the term “Reserved Matter” shall mean

(i) any reorganization (transformación), consolidation, merger, split-up (escisión), any hive-down (segregación), winding-up (disolución), liquidation, any global assignment of assets and liabilities (cesión global de activo y pasivo) or equivalent transaction with respect of the Company;

(ii) the acquisition, subscription, transfer or amortization of any shareholding or interest in any entity, directly or indirectly;

(iii) any transaction by Company or any of the Group Companies with the following Persons, including, without limitation, entering into services, consultancy or outsourcing agreements or the granting of loans or other financing or guarantees of any type in favor of: (i) a shareholder of such company, (ii) any

Affiliate or Related Party of a shareholder of such company, (iii) any director or officer of a shareholder of any Group Company; or (iv) any Affiliate or Related Party of any director, officer or employee of a Group Company;

(iv) the entering into of any joint venture, partnership, services, consultancy or outsourcing agreement or similar agreement with any third party;

(v) any change to the form or structure of the boards of directors or the management body of the Company and any of the Group Companies (including the creation of any delegated commission (comisión delegada) of the board of directors and appointment of its members) or the approval or amendment of any remuneration system of the directors of the Company or any of the Group Companies ;

(vi) the appointment of any auditors, including any individual and consolidated statutory auditors;

(vii) any material changes to the policies concerning the accounting principles and standards consistently applied by the Company or any of the Group Companies, unless such changes are required by any Laws;

(viii) the drawing up (formulación) and approval of the individual and consolidated annual accounts of Company or any of the Group Companies;

(ix) the granting of loans or other financing or guarantees by the Company or any of the Group Companies in favor of any third parties;

(x) approving any material changes to the tax structure of the Company or any of the Group Companies, or making any material tax election in respect of the Company or any of the Group Companies, or making any other decision with respect to any tax matter that could adversely affect Sorin Properties or its shareholders, including without limitation: (A) causing any change that could harm the tax residency and minimum substance principles or applicability of the Spanish ETVE regime (Entidad de Tenencia de Valores Extranjeros); (B) causing any change that could affect the applicability of the treaties between the Latin American subsidiaries of the Company and the Company; or (C) making any decision to initiate, proceed, withdraw or settle any litigation or other judicial, administrative or regulatory proceeding involving tax matters or a tax authority;

(xi) the execution by the Company or any of the Group Companies of any agreement or transaction other than on an arm’s length basis or that involves or may involve any liabilities or obligations outside the Business;

(xii) the execution, amendment of or termination of any agreement with Facebook;

(xiii) the material modification of the nature of the Business including, without limitation, the entry into new lines of business;

(xiv) entering into or amending of employment or services agreements between any Group Company and any of the Key Managers; and

(xv) the execution or implementation of any of the above matters by any Group Company (as if references to the Company were made to such Group Company ).

8.8 Termination of Covenants. All of the covenants, obligations and agreements of the Parties set forth in this Article 8 shall terminate upon the first to occur of (a) the expiration of Period 3 (as defined in Schedule 2.2) or the payment of the Accelerated Earn-Out Payment (a defined in Exhibit II to Schedule 2.2).

ARTICLE 9. SELLERS INFORMATION RIGHTS

9.1 Information Rights. During the period commencing on the date hereof and terminating on the earlier to occur of the expiration of Period 3 or the payment of the Accelerated Earn-Out Payment, the Buyer will cause the Company to inform the Sellers of all matters related to the Business and the general progress of the Company to the extent and in the manner reasonably requested by any Seller. In particular, to the extent readily available in the Company’s accounting reporting system in the Ordinary Course of Business:

(a) The Buyer will cause the Company to inform the Sellers within the 45 days following the end of each calendar quarter of the EBITDA (as defined in Schedule 2.2) of the Company and the Group Companies for the twelve-month period ending on the last day of such calendar quarter.

(b) The Buyer will cause the Company to deliver fully annotated, consolidated financial statements to each Seller showing, in respect of the Company and the Group Companies the income statement, reflecting revenues, operating results, overall results, balance sheet and relevant cash flow information on a quarterly basis, within 60 days of the calendar quarter end.

(c) The Buyer will cause the Company to deliver fully, consolidated annotated financial statements to each Seller showing, in respect of the Company and the Group Companies the income statement, reflecting revenues, operating results, overall results, balance sheet and relevant cash flow information on an annual basis, within 90 days of year end.

(d) The Buyer will cause the Company to deliver detailed local operating income statements to each Seller showing, in respect of the Company and the Group Companies reflecting revenues, operating results, and overall results, and relevant cash flow information on a quarterly basis, within 60 days of the calendar quarter end.

(e) The Buyer will cause the Company to deliver detailed local operating income statements to each Seller showing, in respect of the Company and the Group Companies reflecting revenues, operating results, and overall results, and relevant cash flow information on an annual basis, within 90 days of quarter end.

(f) On an annual basis, Buyer will cause the Company to provide the Seller Representative with a copy of the Company’s annual corporate income tax return.

(g) The Buyer will cause the Company to provide the Seller Representative with such information reasonably requested by the Seller Representative for the purpose of complying with any of the Seller Representative’s reporting or legal obligations, provided that the Company can reasonably provide such information through its accounting reporting systems in the Ordinary Course of Business.

(h) The Buyer will cause the Company to make available to the Seller Representative any and all financial statements and reports and any other operating or business information of the Company and the Group Companies that are provided to Entravision, as and when such reports and information are delivered to Entravision.

9.2 Confidentiality of Information Provided. The Sellers hereby acknowledge and accept that the directors designated by the Sellers will receive the information related to the Company and the Group Companies and the Business on a confidential basis, but the confidentiality obligation will not prevent the directors from sharing the information, on a confidential basis, with the Sellers or, to the extent that a Seller is legally or contractually bound to do so, a customary general information package (on a confidential basis) with its investors. However, in no event shall a director designed by a Seller share information with any investor or any representative of such investor which is a competitor (i.e. an investor competing with the Business), or an Affiliate of such competitor (it being acknowledged and agreed that Sorin Properties and any of its Affiliates will not be deemed competitors of the Company) and provided further, that nothing shall prohibit or preclude a Party from disclosing information required by Law.

ARTICLE 10. COVENANTS

10.1 Covenants. Except as expressly set forth in this Agreement or as imposed under applicable Law, the Parties acknowledge and agree that the Buyer is not making any implied or express covenant relating to the operation of the Business after the date hereof. The Company, the Chief Executive Officer of the Group, and the Chief Financial Officer of the Group will comply with any audits, internal controls, accounting and financial reporting protocols established by Entravision and approved by the Board of Directors.

10.2 Other covenants of Buyer and Entravision. During the period commencing on the date hereof and terminating on the earlier to occur of the expiration of Period 3 or the payment of the Accelerated Earn-Out Payment, the Buyer and Entravision undertake that neither any of them nor any of their Affliates will (i) enter into an employment or services agreement (whether in written or oral form) with any of the Key Managers, or (ii) otherwise agree with any of the Key Managers to have them provide services or furnish their time with respect to any businesses or companies outside of the Group Companies.

ARTICLE 11. guarantee

11.1 Guarantee. To induce Sellers to enter into the Agreement, which will provide substantial benefit to Guarantor, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as an independent obligation of Guarantor, compliance by the Buyer of all its obligations and covenants pursuant to the Agreement and, in particular, the prompt and complete payment of each and every of the following (without duplication), as and when due, as primary obligor and not merely as surety, for the benefit of each of the Sellers (collectively, the “Guaranteed Obligations”):

(i) full and timely payment of the Purchase Price to the Sellers;

(ii) each Earn-Out Payment, if and when the same becomes payable pursuant to this Agreement;

(iii) the Accelerated Earn-Out Payment, if and when the same becomes payable pursuant to this Agreement;

(iv) the Dividend Payments (as defined in Schedule 2.2), if and when the same becomes payable pursuant to this Agreement; and

(v) all reasonably incurred out-of-pocket costs, expenses and fees, including but not limited to court or arbitration costs, reasonable attorneys’ fees and interests, arising in connection with, or as a consequence of the non-payment, nonperformance or non-observance of any obligations and/or liabilities of Buyer under this Agreement; provided, however, that in no event shall Guarantor be liable for any consequential damages.

11.2 Guarantee of payment. This guaranty is a guaranty of payment and not of collection and shall apply regardless of whether recovery of any Guaranteed Obligations may be or become barred by any statute of limitations, discharged, or uncollectible due to any change in Law or regulation in any bankruptcy, insolvency or other proceeding, or otherwise unenforceable.

11.3 Modification of the Agreement. Guarantor hereby agrees that its obligations hereunder shall not be limited, diminished, released or discharged by reason of any change, amendment, modification or supplement to, or waiver or release of any provisions of this Agreement (and Guarantor hereby waives notice of any such change, amendment, modification, supplement, waiver or release). Guarantor further agrees that all sums payable by Guarantor hereunder shall be made in immediately available funds and shall not be subject to any defense, setoff or counterclaim whatsoever or be modified, released or affected by any other act, omission or circumstance whatsoever which might constitute a legal or equitable discharge of a surety or guarantor.

11.4 Waivers. Guarantor hereby expressly waives notice of acceptance of this guaranty by the Sellers and notice of the Guaranteed Obligations and any action taken with regard thereto. Guarantor hereby waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Guaranteed Obligations, suit, or the taking of and failing to take other action by Sellers against Buyer, Guarantor or others. Guarantor hereby waives any and all surety defenses.

11.5 Other waivers. Guarantor hereby waives (i) any right to assert against Buyer as a defense, counterclaim, set-off or cross-claim, any defense (legal or equitable), counterclaim, set-off, cross-claim and/or other claim which Guarantor may now or at any time hereafter have against Buyer or any other party liable to Sellers in any way or manner; and (ii) any defense arising by reason of any claim or defense based upon an election of remedies by Sellers which in any manner impairs, affects, reduces, releases, or extinguishes Guarantor’s subrogation rights, rights to proceed against Buyer for reimbursement, or any other rights of Guarantor to proceed against Buyer or against any other person, property or security.

11.6 Waiver of subrogation rights. Until all Guaranteed Obligations are paid in full, Guarantor hereby waives all rights of subrogation, reimbursement, contribution and indemnity from Buyer and any collateral held therefor, and Guarantor hereby subordinates all rights under any debts owing from Buyer to Guarantor to the prior payment of the Guaranteed Obligations.

11.7 Successive or concurrent actions. Guarantor agrees that one or more successive or concurrent actions may be brought hereon against Guarantor. Whether or not legal action is instituted, Guarantor agrees to reimburse Sellers on demand for all costs, expenses, interests and fees included within clause (v) of the definition of term Guaranteed Obligations.

11.8 Others. The failure of the Sellers to enforce any provisions of this guaranty at any time for any period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce the same. All remedies of the Sellers shall be cumulative.

ARTICLE 12. MISCELLANEOUS

12.1 Seller Representative. Each Individual Seller hereby irrevocably appoints Sorin Properties (the “Sellers Representative”) as its sole and exclusive agent, representative and attorney-in-fact (apoderado) for each such Seller, for and on behalf of each such Seller, with full power and authority to represent each Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and all actions taken by the Sellers Representative under this Agreement will be binding upon each such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Sellers Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to (a) interpret the terms and provisions of this Agreement (including Schedule 2.2 hereof), (b) deliver an Earn-Out Acceleration Notice, (c) settle all matters arising under this Agreement, including any and all matters arising under Schedule 2.2, (d) negotiate and compromise any dispute that may arise under this Agreement, (e) sign any releases or other documents with respect to any such dispute, (f) receiving services of process upon the Sellers, (g) executing and delivering to the Buyer or any other Person on behalf of any of or all of the Sellers any and all instruments, certificates, documents and agreements called for by this Agreement and the transactions contemplated hereby and thereby; (h) receiving or providing notices on behalf of the Sellers with respect to any matter or legal proceeding arising out of or relating to this Agreement, (i) taking all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Sellers in connection with this Agreement and (j) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate properly to discharge the Sellers Representative’s duties and obligations hereunder. The Sellers Representative shall be entitled to exercise these faculties event if by doing so it incurs in self-contracting, multi-representation or conflict of interest. A Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers Representative signs on behalf of such Seller. All decisions, actions and instructions by the Sellers Representative will be conclusive and binding on each Seller and no Seller has the right to object, dissent, protest or otherwise contest the same. In particular, the Parties acknowledge that it is an essential element of this Agreement that the Seller Representative shall be entitled to take all decisions related to the Earn-Out Payments and, if applicable, the Accelerated Earn-Out Payment, on behalf of the Sellers, and the Sellers undertake to comply with all the decisions taken by the Seller Representative in connection with the foregoing.

The Sellers shall hold harmless the Buyer from and against any Losses that it may suffer or sustain as the result of any claim by any Person that an action taken by the Seller Representative on behalf of the Sellers is not binding on, or enforceable against, the Sellers. The Buyer has the right to rely conclusively on the instructions and decisions of the Sellers Representative as to the final determination of each Earn-Out Payment and, if applicable, the Accelerated Earn-Out Payment, and no Party hereunder will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Seller Representative.

The appointment of the Sellers Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers Representative pursuant to the authority granted in this Section 12.1 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The death or incapacity, or dissolution or other termination of existence, of any Seller does not terminate the authority and agency of the Sellers Representative (or successor thereto). The provisions of this Section 12.1 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers means and includes the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

The Sellers Representative shall not be liable to any Seller for any act of the Sellers Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any Losses actually incurred by such Seller as a proximate result of the gross negligence or bad faith of the Sellers Representative. The Sellers Representative shall not be liable for, and may seek indemnification from the Sellers for, any Losses incurred by the Sellers Representative while acting in good faith and in exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that such Losses is the proximate result of gross negligence or bad faith of the Sellers Representative. The Sellers

Representative shall be entitled to recover from the Sellers any out-of-pocket costs and expenses reasonably incurred by the Sellers Representative in connection with the actions taken by the Sellers Representative with respect to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs). If Sorin Properties declines to serve, resigns or becomes legally incapacitated, then a successor Sellers’ Representative may be appointed by a majority in interest of the Sellers which shall be determined based on the number of Shares held by the Sellers immediately prior to the Closing.

The provisions of this Section 12.1 shall survive the resignation and replacement of the Sellers’ Representative.

12.2 Reference to, and effect on, the 2020 SPA. The 2020 SPA (except as specifically amended herein) shall remain in full force and effect under its terms.

12.3 Effectiveness. The Parties agree to subject the legal effectiveness of the rights and obligations contained in this Agreement to a date, this being 00:01 hours (Madrid, Spain time) on September 1, 2021 (the “Effective Date”) and acknowledge that the Public Deed will regulate the effectiveness condition set forth in this Section 12.3. As of the Effective Date, this Agreement shall become fully effective and all rights and obligations contained herein shall be perfected and in full force.

12.4 Entire Agreement. This Agreement, including all exhibits and schedules hereto, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Sellers, on the one hand, and the Buyer, on the other hand, with respect to the subject matter hereof.

12.5 Interest. Any amount payable under this Agreement which is not paid when due shall carry interest at the rate of 7.5 per cent per annum from the due date for payment up to and including the date of actual payment. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

12.6 Applicability of provisions of the 2020 SPA. The terms and provisions of each of Sections 7.1 (Further Assurances), 7.2 (Publicity), 9.4 (Notice and Opportunity to Defend), 9.9 (Specific Performance), 10.1 (Expenses and Taxes), 10.3 (No Assignment), 10.4, (Headings), 10.6 (Amendment), 10.7 (Extension, Waiver), 10.8 (Construction), 10.9 (Severability), 10.10 (Notices), 10.11 (Third Party Beneficiaries), 10.12 (Governing Law), 10.13 (Jurisdiction),10.14 (Waiver of Jury) and 10.15 (Execution) of the 2020 SPA are incorporated herein by reference as if set forth herein in their entirety and will apply mutatis mutandis hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties has caused this Agreement to be executed and delivered in one counterpart, to be raised to the Public Deed as of the day and year first above written.

BUYER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By: /s/ Marina Marta Bru Cruz

Name: Marina Marta Bru Cruz

Title: Attorney

SELLERS:

Mr. Carlos Córdoba

By: /s/ Francisco Duque Delgado

Name: Francisco Duque Delgado

Title: Attorney

Mr. Germán Herebia

By: /s/ Francisco Duque Delgado

Name: Francisco Duque Delgado

Title: Attorney

Mr. Rodrigo Marcos

By: /s/ Francisco Duque Delgado

Name: Francisco Duque Delgado

Title: Attorney

Mr. Lucas Morea

By: /s/ Francisco Duque Delgado

Name: Francisco Duque Delgado

Title: Attorney

Sorin Properties, S.L. Unipersonal

By: /s/ Francisco Duque Delgado

Name: Francisco Duque Delgado

Title: Joint director

EVC:

Entravision Communications Corporation

By: /s/ Marina Marta Bru Cruz

Name: Marina Marta Bru Cruz

Title: Attorney

COMPANY:

REDMAS VENTURES, S.L.

By: /s/ Marina Marta Bru Cruz

Name: Marina Marta Bru Cruz

Title: Attorney

Schedule 2.2

Earn-Out

1. Definitions. In addition to the definitions set forth in Section 1.1 of the Agreement, for the purposes of this Schedule, the following terms shall be defined as follows:

“2021 Dividend Payment” shall be an amount equal to 49% of any dividends, or interest or any distribution of funds, whether in cash or in kind, actually paid by the Company to its shareholders during the period commencing on January 1, 2021 and terminating on the date on which the Period 1 Earn Out Payment is made, but in no event later than June 30, 2022.

“2021 EBITDA” means the EBITDA of the Business for the calendar year 2021.

“2022 Dividend Payment” shall be an amount equal to 32.6% of any dividends, or interest or any distribution of funds, whether in cash or in kind, actually paid by the Company to the Buyer (as its sole shareholder) during the period commencing on the date on which the Period 1 Earn Out Payment is made and terminating on the date on which the Period 2 Earn Out Payment is made, but in no event later than June 30, 2023.

“2022 EBITDA” means the EBITDA of the Business for the calendar year 2022.

“2023 Dividend Payment” shall be an amount equal to 16.3% of any dividends, or interest or any distribution of funds, whether in cash or in kind, actually paid by the Company to the Buyer (as its sole shareholder) during the period commencing on the date on which the Period 2 Earn Out Payment is made and terminating on the date on which the Period 3 Earn Out Payment is made, but in no event June 30, 2024.

“2023 EBITDA” means the EBITDA of the Business for the calendar year 2023.

“Accelerated Earn-Out Payment” has the meaning set forth in Exhibit II to this Schedule.

“Acceleration Event” has the meaning set forth in Section 4 of this Schedule.

“Acceleration Event EBITDA” has the meaning set forth in Exhibit II to this Schedule.

“Arbitration Firm” means PricewaterhouseCoopers in the United States, or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such “Big 4” accounting firm in the United States selected by agreement of Buyer and the Sellers Representative, provided that Buyer and the Sellers Representative agree that such firm shall not have any material commercial or professional relationship with any of the parties hereto.

“Business” means the business of developing, operating, providing, marketing and/or selling Company Products and Services by the Group Companies or any successor entity(ies) or business unit, as applicable.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York (U.S.) are closed.

“Buyer Response Notice” has the meaning set forth in Section 2(b) of this Schedule.

“COGS” (i.e., “Cost of Goods Sold”) means the costs that are directly related to creating or providing the Company Products and Services, calculated in accordance with GAAP.

“Company Products and Services” means all products and services developed, operated, provided, marketed and/or sold by the Group Companies.

“Disputed Item” has the meaning set forth in Section 2(b) of this Schedule.

“Dividend Payment(s)” means the 2021 Dividend Payment, the 2022 Dividend Payment or the 2023 Dividend Payment and all of them collectively, as applicable.

“Earn-Out Acceleration” has the meaning set forth in Section 4 of this Schedule.

“Earn-Out Acceleration Notice” has the meaning set forth in Section 4 of this Schedule.

“Earn-Out Acceleration Period” has the meaning set forth in Section 4 of this Schedule.

“Earn-Out Payment(s)” means the Period 1 Earn-Out Payment, Period 2 Earn-Out Payment or Period 3 Earn-Out Payment and all of them collectively, as applicable.

“Earn-Out Period” means Period 1, Period 2 or Period 3, as applicable.

“Earn-Out Statement” has the meaning set forth in Section 2(a) of this Schedule.

“EBITDA” means an amount in U.S. Dollars equal to (i) Net Revenue for the Earn-Out Period, minus (ii) the Expenses for the Earn-Out Period, in each case calculated in accordance with GAAP and subject to the terms of this Agreement, excluding the effects of acquisition accounting under ASC 805, Business Combinations, as it relates to the transactions contemplated by this Schedule, or the Agreement.

“Expenses” means the expenses of the Business related to the development, provision, marketing, sale and other operations related to the Company Products and Services during the corresponding Earn-Out Period, as determined in accordance with GAAP and consistent with the information reported by Entravision in its financial statements filed with the U.S. Securities and Exchange Commission, and subject to the terms of this Agreement. Without limiting the generality of the foregoing, “Expenses” will include the following costs, fees and expenses:

(i) COGS; and

(ii) the following operating expenses, without duplication:

(1) travel and entertainment (and related) expenses;

(2) expenses relating to marketing and public relations related to Company Products and Services;

(3) all rent and other payments pursuant to leases for real estate;

(4) all legal expenses and fees incurred or accrued by the Business;

(5) all expenses and fees incurred or accrued relating to human resources and other administrative and operational expenses related to the Business;

(6) any costs, Taxes or expenses associated with severance paid to terminated employees;

(7) all technology and IT expenses, including related to the research, development or deployment of any Company Products and Services, but excluding any such expenses that are capitalized in accordance with GAAP;

(8) all foreign currency transaction gains and losses with respect to the Business, excluding foreign currency translation gains and losses that are classified as other comprehensive income in accordance with GAAP;

(9) all selling, general, and administrative expenses related to the Business; and

(10) all expenses actually incurred for items identified in the annual budget relating to accounting, bookkeeping and financial reporting with respect to the operation of the Business, including the Chief Financial Officer of the Group Companies (unless such person is an employee of Entravision or any of its Affiliates other than the Group Companies) and the financial and accounting staff.

Notwithstanding anything in the foregoing to the contrary, the following will be excluded from Expenses during the corresponding Earn-Out Period: (a) all third-party interest expenses, (b) all income tax expenses, (c) all depreciation and amortization expenses and impairment of assets, (d) all third-party costs and expenses incurred by the Company as a result of or in connection with

Entravision’s public company filing and/or other regulatory compliance obligations, including without limitation any auditing, legal, or Sarbanes-Oxley Act compliance costs or personnel employed by the Company for such purposes (unless otherwise agreed), (e) any allocations or expenses relating to Entravision’s employees, and (f) expenses that are (1) actually incurred during the corresponding Earn-Out Period, (2) identified as an expense to be excluded from Expenses pursuant to the Annual Budget or a written request by the Key Managers to the Board setting forth in detail the intended use and amount of such expense, and (3) approved by the Board to be excluded from Expenses, related to the following: any extraordinary item, any merger or acquisition by the Company of another business, restructuring by the Company or incurred in the development of or launch of new lines of business or new publishers.

“GAAP” means U.S. Generally Accepted Accounting Principles as applied by Entravision in the preparation of its financial statements reflecting the results of operations during the corresponding Earn-Out Period, as filed with the SEC by Entravision in the event Entravision is obligated to make such filings.

“Net Revenue” means, with respect to the corresponding Earn-Out Period, an amount equal to (i) gross revenue generated from the sale of Company Products and Services to third parties, less (ii) third party advertising agency commissions, less (iii) ordinary adjustments for under delivery; in each case of (i), (ii), and (iii) calculated in accordance with GAAP.

“Objection Notice” has the meaning set forth in Section 2(b) of this Schedule.

“Objection Period” has the meaning set forth in Section 2(b) of this Schedule.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business of the Group Companies, as consistent with past custom and practice (including with respect to quantity and frequency); provided, however, that conduct that results in a violation of Law or breach of contract shall in no event be deemed Ordinary Course of Business.

“Period 1” means the calendar year ended December 31, 2021.

“Period 1 Earn-Out Payment” shall be an amount equal to 49% of 2021 EBITDA, multiplied by 6, divided by 3.

“Period 2” means the calendar year ended December 31, 2022.

“Period 2 Earn-Out Payment” shall be an amount equal to 49% of 2022 EBITDA, multiplied by 6, divided by 3.

“Period 3” means the calendar year ended December 31, 2023.

“Period 3 Earn-Out Payment” shall be an amount equal to: (i) 49% of 2023 EBITDA, (ii) multiplied by 6, (iii) divided by 3, and (iv) plus the Period 3 Earn-out Additional Payment.

“Period 3 Earn-Out Additional Payment” shall be an amount equal to: (i) $10,000,000, less (ii) 49 percent of any amounts for the acquisition of any equity or assets of a company that is not an Affiliate of the Company (the “Target”) that are paid by the Company (x) between the Effective Date and the last day of Period 3 or (y) with respect to the Target’s performance during such period; provided that the Period 3 Earn-Out Additional Payment will not be reduced to an amount less than $0 (and for the avoidance of doubt, all third-party transaction-related expenses will be deemed to be Expenses).

“SEC” means the United States Securities and Exchange Commission.

“Seller Ownership Percentage” shall mean, in respect of (i) Sorin Properties, 75.04%, (ii) Mr. Carlos Córdoba, 11.61%; (iii) Mr. Germán Herebia, 11.61%; (iv) Mr. Rodrigo Marcos, 0.87%; and (v) Mr. Lucas Morea, 0.87%.

2. Earn-Out Determination.

(a) Earn-Out Statement. As promptly as practical after the end of an Earn-Out Period, but not later than 90 calendar days after the last day of the applicable Earn-Out Period, Buyer will prepare and deliver, or cause to be prepared and delivered, to the Seller Representative, a written statement setting forth (i) the Buyer’s calculation (supported by a breakdown in reasonable detail) of EBITDA for such Earn-Out Period, and (ii) based upon Buyer’s calculation of EBITDA, the applicable Earn-Out Payment owing with respect to such Earn-Out Period (each, an “Earn-Out Statement”); provided, however, that if Entravision has not filed its Form 10-K for the applicable Earn-Out Period with the SEC as of the date that is 90 calendar days after the last day of the applicable Earn-Out Period, then Buyer will be required to deliver the Earn-Out Statement within 10 calendar days of the filing of such Form 10-K with the SEC. Exhibit I attached hereto includes, for illustrative purposes, an example of calculation of an Earn-Out Payment based on the figures resulting from the Annual Budget for year 2021 agreed by the Parties and attached as Exhibit A-4.

(b) Dispute. The Seller Representative will have 20 Business Days from its receipt of each Earn-Out Statement (the “Objection Period”) to review the applicable Earn-Out Statement. Upon the expiration of the applicable Objection Period, the Seller Representative will be deemed to have accepted (and will be deemed to have waived all rights with respect to), and will be bound by, the applicable Earn-Out Statement and the calculation of any Earn-Out Payment set forth therein, unless the Seller Representative has notified the Buyer in writing of its disagreement with the applicable Earn-Out Statement prior to the expiration of the applicable Objection Period (the “Objection Notice”), specifying each disputed item (each, a “Disputed Item”) and setting forth in reasonable detail the basis for each dispute. The Buyer will have 20 Business Days from the date on which it receives the Objection Notice to review and respond in good faith to such objection (“Buyer Response Notice”). To the extent the Buyer and the Seller Representative are able to negotiate in good faith mutually agreeable resolutions for each Disputed Item, the applicable Earn-Out

Statement will be modified as necessary to reflect such mutually agreed resolution(s). If the Buyer and the Seller Representative are able to resolve all Disputed Items, the applicable Earn-Out Statement and the calculation of the Earn-Out Payment set forth therein, as modified by such resolutions, will be deemed final, non-appealable and binding among the Buyer, the Sellers and the Seller Representative for all purposes of this Schedule.

(c) Arbitration of Disputes. If the Seller Representative and the Buyer are unable to resolve all Disputed Items within 20 Business Days after delivery of the Buyer Response Notice (or such longer period as may be mutually agreed by the Buyer and the Seller Representative), then all unresolved Disputed Items shall be submitted to the Arbitration Firm, which shall be jointly engaged by the Buyer and the Seller Representative, to promptly review the applicable Earn-Out Statement and resolve the Disputed Items. The Buyer and the Seller Representative will request that the Arbitration Firm render its determination within 60 days following submission to it of such Disputed Items. The scope of the disputes to be resolved by the Arbitration Firm is limited to the Disputed Items. In resolving any Disputed Item, the Arbitration Firm (i) will determine the resolution of the Disputed Items for purposes of establishing the Company’s EBITDA for the corresponding Earn-Out Period, and the resulting Earn-Out Payment for such Earn-Out Period, each in accordance with the provisions of this Schedule, including the definitions, calculations and accounting rules set forth herein, (ii) may not assign a value to any item greater than the greatest value claimed for such item by either the Buyer or the Seller Representative or less than the smallest value claimed for such item by either the Buyer of the Seller Representative, and (iii) will base its determination solely on written materials submitted by the Buyer and the Seller Representative (and not on any independent review). Furthermore, the Parties acknowledge and agree that the Arbitration Firm shall have the sole and exclusive authority to resolve the Disputed Items even if the resolution of legal issues is required to resolve the Disputed Items. The Parties further agree that the Arbitration Firm shall also have the sole authority to determine whether any such legal issues exist and, to the extent they do, to retain and consult with legal counsel of Arbitration Firm’s choosing with respect to legal conclusions or judgments arising from the Disputed Items, provided that the Parties agree that such legal counsel shall not have any material commercial or professional relationship with any of the Parties. The costs of any fees and expenses of the Arbitration Firm will be borne in equal parts by the Buyer, on the one hand, and the Sellers, on the other hand. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties, absent fraud or manifest error on the part of the Arbitration Firm, upon which the Arbitration Firm will deliver to the Buyer and the Seller Representative a revised Earn-Out Statement setting forth the updated calculation of Company’s EBITDA for the applicable Earn-Out Period and the applicable Earn-Out Payment, as modified by the Arbitration Firm’s final determinations, which will be deemed final, non-appealable and binding among the parties hereto for all purposes of this Schedule, and upon which a judgment may be rendered by a court of competent jurisdiction, and will not be subject to further appeal or review.

(d) Access. For purposes of complying with the terms of this Section 2(d), each Party will cooperate with and make available to the other parties and its representatives (i) information, records, data and working papers, and (ii) will permit access to its facilities and personnel, upon advance written notice of not less than two Business Days and during normal business hours, in each case as may be reasonably required in connection with the analysis of the applicable Earn-Out Statement and the resolution of the Disputed Items so long as directly relevant to such analysis; provided, however, (A) in no event will any Party be required to produce information that cannot be provided by such Party through its respective accounting or Tax reporting principles, methods or policies and reporting systems in the Ordinary Course of Business, (B) the provision of any information or access pursuant to this Section 2(d) will be subject to execution of confidentiality agreements as requested by the applicable Party providing such information or access, and (C) nothing in this Section 2(d) will require any Party to disclose information that is subject to any applicable privilege, including, without limitation, attorney-client privilege or the privilege of attorney work product.

3. Payments.

(a) Earn-Out Payments. The Earn-Out Payments, if any is owing pursuant to the terms of this Schedule, shall be paid by Buyer within 10 Business Days following final determination of the applicable Earn-Out Payment pursuant to Section 2 hereof.

(b) No Certificate; No Ownership Interest. Each Seller’s right to receive the Earn-Out Payments shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer, the Company or any of its subsidiaries or any of their respective Affiliates, and shall not entitle the Sellers to any rights common to any holder of Buyer’s, the Company or any of its subsidiaries, or any of their respective Affiliates common stock or other ownership interests. The right to receive the Earn-Out Payments shall not bear any interest (except as set forth in Clause 12.5 of the Agreement).

(c) Dividend Payments. The Company may, from time to time and as determined by the Board or the Buyer, declare and pay dividends, interest or distribution of funds, whether in cash or in kind, to the Buyer (as its sole shareholder). In the event that the Company declares and pays to the Buyer (as its sole shareholder) any such dividends, interest or distributions from and after the date hereof and concluding on June 30, 2024, the Buyer shall pay to the Sellers the applicable Dividend Payment related to such dividend, interest or distribution. Each Dividend Payment will be paid, within 10 Business Days following payment by the Company to the Buyer of the corresponding dividend, interest or distribution, by the Buyer to the Sellers on a pro rata basis in accordance with each Seller’s applicable Seller Ownership Percentage by wire transfer of immediately available funds to the accounts designated in writing by the Sellers Representative.

(d) Consideration for the Sale Shares. The Buyer and the Sellers acknowledge that the Earn-Out Payments and the Dividend Payments constitute full consideration for the Sale Shares sold by the Sellers to the Buyer pursuant to the Agreement.

4. Acceleration of Earn-Out Payments. Upon the occurrence of an Acceleration Event (as defined below), the Seller Representative may elect to accelerate the Earn-Out Payments (an “Earn-Out Acceleration”) and in connection therewith receive an amount determined in accordance with the provisions of Exhibit II, attached hereto; provided, however, that the Seller Representative may not elect to accelerate any portion of the Earn-Out Payment with respect to any Earn-Out Period which has concluded prior to the occurrence of the Acceleration Event. The Seller Representative will have a period of 60 days following the occurrence of the Acceleration Event (the “Earn-Out Acceleration Period”) to elect an Earn-Out Acceleration by delivering written notice of such election to the Buyer (an “Earn-Out Acceleration Notice”). In the event an Earn-Out Acceleration Notice has not been delivered prior to the conclusion of the Earn-Out Acceleration Period, Seller Representative, on behalf of the Sellers, will be deemed to have elected not to exercise the Earn-Out Acceleration. The Accelerated Earn-Out Payment, as defined and calculated pursuant to Exhibit II, attached hereto, shall be paid to the Sellers promptly (and in any event within 10 Business Days) following final determination of the Accelerated Earn-Out Payment, in accordance with their underlying Seller Ownership Percentage pursuant to wire instructions delivered by the Seller Representative to Buyer on not less than three Business Days’ advance written notice.

For purposes hereof, the term “Acceleration Event” shall mean (a) any transaction or series of transactions resulting in Entravision or the Buyer, directly or indirectly, holding less than a majority of the direct total voting power of the Company, (b) an Entravision Change of Control, (c) a sale of all or substantially all of the assets of the Company or of any of the Group Companies, (d) a breach of the covenant set forth in Section 10.2, and/or (e) the approval by the relevant governing body of the Company (i.e., the general shareholders meeting or the Board of Directors) without the favorable vote of either the director appointed by Sorin Properties or the approval of Sorin Properties to the relevant sole shareholder resolution, of (i) a Reserved Matter; or (ii) the Annual Budget or the approval of any material amendments to an Annual Budget previously approved by the Board with the favorable vote of the director appointed by Sorin Properties (including for the avoidance of doubt, the Annual Budget approved by the Parties for 2021 attached hereto as Exhibit A-4); or (iii) the appointment, removal or replacement of the CEO of the Company.

Following payment of the Accelerated Earn-Out Payment, the Sellers will have no further right to, and Buyer will be under no further obligation to make, any further Earn-Out Payments under this Schedule.

Exhibit II to Schedule 2.2

Accelerated Earn-Out Payment

In the event the Seller Representative, on behalf of the Sellers, timely elects an Earn-Out Acceleration, the amount payable to the Sellers in connection with such Earn-Out Acceleration (the “Accelerated Earn-Out Payment”) shall be an amount equal calculated as follows:

• If such election occurs prior to the conclusion of Period 1, an amount equal to the EBITDA for the most recently completed four calendar quarters immediately prior to the occurrence of the Acceleration Event (the “Acceleration Event EBITDA”), multiplied by 49%, multiplied by 6.

• If such election occurs after the conclusion of Period 1 but prior to the conclusion of Period 2, an amount equal to the Acceleration Event EBITDA, multiplied by 49%, multiplied by 4.

• If such election occurs after the conclusion of Period 2 but prior to the conclusion of Period 3, an amount equal to the Acceleration Event EBITDA, multiplied by 49%, multiplied by 2.

Promptly (and in any event within 60 following receipt of an Earn-Out Acceleration Notice), the Buyer will deliver to the Seller Representative a statement setting forth the Accelerated Earn-Out Payment. Any disputes with respect to the Buyer’s determination of the Accelerated Earn-Out Payment shall be handled pursuant to the procedures and timelines set forth in Sections 2(b) – (d) hereof.